Free Writing Prospectus Dated April 9, 2015 Filed Pursuant to Rule 433 Reg. Statement No. 333-202880

ING Groep N.V.

$1,000,000,000 6.000% Perpetual Additional Tier 1 Contingent Convertible Capital

Securities

$1,250,000,000 6.500% Perpetual Additional Tier 1 Contingent Convertible Capital

Securities

Pricing Term Sheet

Issuer	ING Groep N.V.

Securities

$1,000,000,000 6.000% Perpetual Additional Tier 1 Contingent Convertible Capital Securities (the “6.000% Securities”)

$1,250,000,000 6.500% Perpetual Additional Tier 1 Contingent Convertible Capital Securities (the “6.500% Securities” and, together with the 6.000% Securities, the “Securities”)

Expected Issue Ratings	Ba2 (Moody’s) / BB (Fitch)[1]

Status	Perpetual Contingent Convertible Securities

Legal Format	SEC Registered

Trade Date	April 9, 2015

Settlement Date	April 16, 2015 (T+5)

Maturity Date	Perpetual, with no fixed maturity or fixed redemption date

Terms Specific to the 6.000% Securities and Other Transaction Details

Principal Amount	$1,000,000,000

Reoffer Yield	6.000%

Price to Public	100.000%

Underwriting Fees and Commissions	0.750%

Net Price	99.250%

Net Proceeds to Issuer (before Issuer expenses)	$992,500,000

Optional Call Dates	April 16, 2020 and on any five-year anniversary thereof

ISIN / CUSIP	US456837AE31 / 456837AE3

Initial Interest Period

Initial Fixed Rate	6.000%, from and including April 16, 2015 to, but excluding, April 16, 2020

Initial Reset Date	April 16, 2020

Initial Interest Payment Dates	Semi-annually in arrear on April 16 and October 16 of each year up to and including April 16, 2020, commencing on October 16, 2015, subject to cancellation or deemed cancellation and applicable restrictions on interest payments as described in the preliminary prospectus supplement dated April 6, 2015 (the “preliminary prospectus supplement”), supplementing the prospectus dated March 19, 2015

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. See also the risk factors related to securities ratings on pages S-42 and S-43 of the preliminary prospectus supplement.

Day Count	30/360, following, unadjusted

Benchmark	UST 1.375% due March 31, 2020

Spread to Benchmark	460.2 bps

Reference Mid Market Swap Rate	1.555%

Spread to Reference Mid Market Swap Rate	444.5 bps

Interest Periods Following Any Reset Date

Interest Rate Following Any Reset Date	The applicable Mid Market Swap Rate on the relevant Reset Determination Date plus 4.445%, from and including the relevant Reset Date to (but excluding) the next following Reset Date

Reset Dates	April 16, 2020 and each fifth anniversary date thereafter

Interest Payment Dates Following Any Reset Date	Semi-annually in arrear on April 16 and October 16 of each year commencing on October 16, 2020, subject to cancellation or deemed cancellation and applicable restrictions on interest payments as described in the preliminary prospectus supplement

Day Count	30/360, following, unadjusted

Terms Specific to the 6.500% Securities and Other Transaction Details

Principal Amount	$1,250,000,000

Reoffer Yield	6.500%

Price to Public	100.000%

Underwriting Fees and Commissions	0.750%

Net Price	99.250%

Net Proceeds to Issuer (before Issuer expenses)	$1,240,625,000

Optional Call Dates	April 16, 2025 and on any five-year anniversary thereof

ISIN / CUSIP	US456837AF06 / 456837AF0

Initial Interest Period

Initial Fixed Rate	6.500%, from and including April 16, 2015 to, but excluding, April 16, 2025

Initial Reset Date	April 16, 2025

Initial Interest Payment Dates	Semi-annually in arrear on April 16 and October 16 of each year up to and including April 16, 2025, commencing on October 16, 2015, subject to cancellation or deemed cancellation and applicable restrictions on interest payments as described in the preliminary prospectus supplement

Day Count	30/360, following, unadjusted

Benchmark	UST 2.000% due February 15, 2025

Spread to Benchmark	454.0 bps

Reference Mid Market Swap Rate	2.054%

Spread to Reference Mid Market Swap Rate	444.6 bps

Interest Periods Following Any Reset Date

Interest Rate Following	The applicable Mid Market Swap Rate on the relevant Reset Determination Date plus

Any Reset Date	4.446%, from and including the relevant Reset Date to (but excluding) the next following Reset Date

Reset Dates	April 16, 2025 and each fifth anniversary date thereafter

Interest Payment Dates Following Any Reset Date	Semi-annually in arrear on April 16 and October 16 of each year commencing on October 16, 2025, subject to cancellation or deemed cancellation and applicable restrictions on interest payments as described in the preliminary prospectus supplement

Day Count	30/360, following, unadjusted

Certain Other Information Applicable to Both Series of Securities

Denominations	$200,000 and integral multiples of $1,000 in excess thereof

Business Days	London, New York and Amsterdam

Governing Law	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by Dutch law

Risk Factors	An investment in the Securities involves significant risks. As part of making an investment decision, investors should make sure they thoroughly understand the Securities’ terms, such as the provisions governing Conversion (including, in particular, the circumstances under which a Trigger Event may occur), the agreement by investors to be bound by the exercise of any Dutch Bail-in Power by the relevant resolution authority, that interest is due and payable only at the sole discretion of the Issuer and may be cancelled at the sole discretion of the Issuer, and that there is no scheduled repayment date for the principal of the Securities. See “Risk Factors” in the preliminary prospectus supplement for more information.

Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., ING Financial Markets LLC, J.P. Morgan Securities LLC and UBS Securities LLC

Joint Structuring Coordinators	ING Financial Markets LLC and J.P. Morgan

Joint Lead Managers	Barclays Capital Inc., Commerz Markets LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis Securities Americas LLC and Société Générale

Documentation	To be documented under the Issuer’s SEC registered shelf dated March 19, 2015

Clearing	DTC

Listing	Application has been made to list the Securities on the Global Exchange Market of the Irish Stock Exchange

Trustee and Paying Agent	The Bank of New York Mellon, London Branch

Interest Calculation Agent	The Bank of New York Mellon, London Branch

Conversion Calculation Agent	Conv-Ex Advisors Limited

Definitions	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the preliminary prospectus supplement

Selling Restrictions	The Securities are not intended to be sold and should not be sold to retail clients in the European Economic Area (the “EEA”), within the meaning of the rules set out in the Temporary Marketing Restriction (Contingent Convertible Securities) Instrument 2014 (as amended or replaced from time to time) other than in circumstances that do not and will not give rise to a contravention of those rules by any person. Prospective investors are referred to the section headed “Marketing Restrictions” on the inside cover page of the prospectus supplement for further information. See also “Underwriting—Selling Restrictions” in the prospectus supplement for certain other restrictions.

The Issuer has filed a registration statement, including a prospectus and the preliminary prospectus supplement, with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read each of these documents and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, ING Financial Markets LLC toll-free at 1-877-446-4930, J.P. Morgan Securities LLC collect at 1-212-834-4533 and UBS Securities LLC toll-free at 1-888-827-7275.